Exhibit 10.1

OMNIBUS AGREEMENT

AMONG

MAJEED S. NAMI,

ARIANA ENERGY LLC,

TRUST ENERGY COMPANY, LLC,

VANGUARD NATURAL GAS, LLC

AND

VANGUARD NATURAL RESOURCES, LLC

OMNIBUS AGREEMENT

THIS OMNIBUS AGREEMENT is entered into on, and effective as of, October 29, 2007 (the “Execution Date”), among Vanguard Natural Resources, LLC, a Delaware limited liability company (the “Company”), Ariana Energy LLC, a Tennessee limited liability company (“Ariana”), Trust Energy Company, a Kentucky limited liability company (“TEC”), Vanguard Natural Gas, LLC, a Delaware limited liability company (“VNG”) and Majeed S. Nami (“Nami”). The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.”

WHEREAS, the Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article 2 of this Agreement, with respect to certain indemnification obligations of Nami.

NOW, THEREFORE, in consideration of the premises and the covenants, conditions and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

Construction

Section 1.1             Definitions. Capitalized terms used, but not defined herein, shall have the meanings given them in the LLC Agreement. As used in this Agreement, the following terms shall have the respective meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the Person in question.

“Agreement” means this Omnibus Agreement, as it may be amended, modified or supplemented from time to time in accordance with the terms hereof.

“Ariana” has the meaning given such term in the preamble to this Agreement.

“Nami Entity” means any of Nami and Persons controlled by Nami, in each case other than the members of the Company Group.

“Claim Notice” has the meaning provided such term in Section 2.3(a).

“Closing Date” means April 18, 2007.

“Common Units” has the meaning given such term in the LLC Agreement.

“Company” has the meaning given such term in the preamble to this Agreement.

“Company Assets” means all of the assets contributed to and/or retained by the Company Group in connection with the Nami Restructuring Plan and includes the assets, or portions thereof, conveyed, contributed or otherwise transferred or intended to be conveyed, contributed or otherwise transferred to any member of the Company Group not subsequently conveyed to Vinland, or owned by or necessary for the operation of the business, properties or assets of any member of the Company Group, prior to or as of the Execution Date.

“Company Group” means the Company, TEC, Ariana, VNG and any Subsidiary of any such Person.

“Conflicts Committee” has the meaning given such term in the LLC Agreement.

“Control” or “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of Voting Securities, by contract or otherwise.

“Covered Counsel” has the meaning given such term in Section 2.3(b).

“Covered Environmental Losses” means all losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs and expenses (including, without limitation, costs and expenses of any Environmental Activity, court costs and reasonable attorney’s and experts’ fees) of any and every kind or character, by reason of or arising out of:

(i)            any violation or correction of violation of Environmental Laws, including such corrections constituting performance of any Environmental Activity; or

(ii)           any event, omission or condition associated with ownership or operation of the Company Assets (including the exposure to or presence of Hazardous Substances on, under, about or migrating to or from the Company Assets or the exposure to or Release or threatened Release of Hazardous Substances on, under, or about or from any non-Company Asset to the extent arising out of operation of the Company Assets, including the transport or disposal or arrangement for transport or disposal of Hazardous Substances to such non-Company Assets) including, without limitation, (A) the cost and expense of any Environmental Activities and (B) the cost and expense for any environmental or toxic tort pre-trial, trial or appellate legal or litigation support work.

but only to the extent that such violation described in clause (i) or such events, omissions or conditions described in clause (ii) occurred before the Closing Date.

“Direct Claim” has the meaning given such term in Section 2.3(d).

“Environmental Activities” shall mean any investigation, study, assessment, evaluation, sampling, testing, monitoring, containment, removal, disposal, closure, corrective action, remediation (regardless of whether active or passive), natural attenuation, restoration, bioremediation, response, repair, corrective measure, cleanup or abatement that is required or necessary under any applicable Environmental Law, including institutional or engineering controls or participation in a governmental voluntary cleanup program to conduct voluntary investigatory and remedial actions for the clean-up, removal or remediation of Hazardous Substances that exceed actionable levels established pursuant to Environmental Laws, or participation in a supplemental environmental project in partial or whole mitigation of a fine or penalty.

“Environmental Laws” means all federal, state, and local laws, statutes, rules, regulations, orders, judgments, ordinances, codes, injunctions, decrees, Environmental Permits and other legally enforceable requirements and rules of common law relating to (a) pollution or protection of the environment or natural resources including, without limitation, the federal Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendments and Reauthorization Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Clean Water Act, the Safe Drinking Water Act, the Toxic Substances Control Act, the Oil Pollution Act of 1990, the Hazardous Materials Transportation Law, the Marine Mammal Protection Act, the Endangered Species Act, the National Environmental Policy Act and other environmental conservation and protection laws, each as amended through the Closing Date, (b) any Release or threatened Release of, or any exposure of any Person or property to, any Hazardous Substances and (c) the generation, manufacture, processing, distribution, use, treatment, storage, transport or handling of any Hazardous Substances.

“Environmental Permit” means any permit, approval, identification number, license, registration, consent, exemption, variance or other authorization required under or issued pursuant to any applicable Environmental Law.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Execution Date” has the meaning given such term in the preamble to this Agreement.

“Expiration Date” has the meaning given such term in Section 2.1.

“Governmental Authority” means any governmental, quasi-governmental, state, county, city or other political subdivision of the United States or any other country, or any agency, court or instrumentality, foreign or domestic, or statutory or regulatory body thereof.

“Hazardous Substance” means (a) any substance that is designated, defined or classified under any Environmental Law as a hazardous waste, solid waste, hazardous material, pollutant, contaminant or toxic or hazardous substance, or terms of similar meaning, or that is otherwise regulated under any Environmental Law, including, without limitation, any hazardous substance as defined under the Comprehensive Environmental Response, Compensation and Liability Act, as amended, (b) oil as defined in the Oil Pollution Act of 1990, as amended, including oil, gasoline, natural gas, fuel oil, motor oil, waste oil, diesel fuel, jet fuel and other refined petroleum hydrocarbons and petroleum products and (c) radioactive materials, asbestos containing materials or polychlorinated biphenyls.

“Indemnified Parties” shall have the meaning assigned to such term in Section 2.2.

“Indemnity Agreement” means the Amended and Restated Indemnity Agreement, dated as of September 11, 2007, by and among the Company, TEC, Ariana, VNG, Nami Resources Company L.L.C. and Vinland Energy Eastern, LLC.

“LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of the Company, dated as of the Execution Date, as such agreement is in effect on the Execution Date, to which reference is hereby made for all purposes of this Agreement. An amendment or modification to the LLC Agreement subsequent to the Execution Date shall be given effect for the purposes of this Agreement only if it has received the approval that would be required pursuant to Section 3.5 hereof if such amendment or modification were an amendment or modification of this Agreement.

“Losses” means any liabilities, losses, damages, awards, costs and expenses (including reasonable fees and expenses of counsel, consultants, experts and other professional fees and any and all costs and expenses (including reasonable legal fees and accounting fees)).

“Nami” has the meaning given such term in the preamble to this Agreement.

“Nami Restructuring Plan” means the restructuring plan involving the Company Group as described in the Registration Statement.

“Person” means a natural person, corporation, partnership, joint venture, trust, limited liability company, unincorporated organization or any other entity, including any Governmental Authority.

“Prospectus” means the final prospectus, dated September    , 2007, relating to the initial public offering of common units representing limited liability company interests in the Company, as filed with Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933.

“Registration Statement” means the Registration Statement on Form S-1 (Registration No. 333-142363) filed with the Securities and Exchange Commission with respect to the initial public offering of Common Units by the Company.

“Release” means any release, spill, emission, leaking, pumping, migrating, injecting, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, including into or out of any real property.

“Subsidiary” has the meaning given such term in the LLC Agreement.

“Tax Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax Returns” means any report, return, election, document, estimated tax filing, declaration or other filing provided to any Tax Authority, including any amendments thereto.

“Taxes” means (i) all taxes, assessments, charges, duties, levies, imposts, unclaimed property and escheat obligations or other similar charges imposed by a Governmental Authority, including all income, franchise, profits, capital gains, capital stock, transfer, gross receipts, sales, use, transfer, service, occupation, excise, severance, windfall profits, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental (including taxes under Code section 59A), alternative minimum, add-on, value-added, withholding and other taxes, assessments, charges, duties, levies, imposts or other similar charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), and all estimated taxes, deficiency assessments, additions to tax, additional amounts imposed by any Governmental Authority, penalties and interest, but excluding any and all ad valorem, property or similar taxes; (ii) any liability for the payment of any amount of the type described in the immediately preceding clause (i) as a result of being a member of a consolidated, affiliated, unitary, combined, or similar group with any other corporation or entity at any time on or prior to the Closing Date; and (iii) any liability for the payment of any amount of the type described in the preceding clauses (i) or (ii) whether as a result of contractual obligations to any other Person or operation of law.

“TEC” has the meaning given such term in the preamble to this Agreement.

“Third-Party Claim” has the meaning provided such term in Section 2.3(a).

“VNG” has the meaning given such term in the preamble to this Agreement.

“Voting Securities” means securities of any class of Person entitling the holders thereof to vote in the election of members of the board of directors or other similar governing body of the Person.

Section 1.2             Construction. Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; and (c) the term “include” or “includes” means includes, without limitation, and “including” means including, without limitation.

ARTICLE 2

Indemnification

Section 2.1             Survival. Any right of indemnification or reimbursement pursuant to this Article 2 shall expire with respect to (a) Losses arising from any matters covered by Section 2.2(a), at the close of business Houston, Texas time on the date that is 60 days after the expiration of the applicable statute of limitations; (b) Losses arising from any matters covered by Section 2.2(b) or Section 2.2(e), at the close of business Houston, Texas time on the third anniversary of the Closing Date; (c) Losses arising from any matters covered by Section 2.2(c), at the close of business Houston, Texas time on the first anniversary of the Closing Date; and (d) Losses arising from any matters covered by Section 2.2(d), at the close of business Houston, Texas time on April 18, 2009 (each, an “Expiration Date”); unless on or prior to the applicable Expiration Date, Nami has received written notice in good faith from the Indemnified Party of such breach, inaccuracy or non-fulfillment, in which case the Indemnified Party may continue to pursue its right to indemnification or reimbursement hereunder beyond the applicable Expiration Date with respect to the matter as to which Nami has so received such written notice.

Section 2.2             Indemnification. Subject to the provisions of Section 2.4, Nami shall indemnify, defend and hold harmless each entity of the Company Group and their respective successors and permitted assigns (the “Indemnified Parties”) from and against:

(a)           all Losses incurred or suffered by them as a result of, relating to or arising out of any and all Taxes that relate to or result from the income, business or operations of any member of the Company Group prior to the Closing Date, including, but not limited to, the formation of the members of the Company Group and the Nami Restructuring Plan;

(b)           all Covered Environmental Losses suffered or incurred by the Company Group or any Indemnified Party relating to or arising out of the Company Assets or operations associated therewith;

(c)           all Losses incurred or suffered by them as a result of, relating to or arising out of the failure of the Company Group to have on the Closing Date any consent or governmental permit that renders the Company Group unable to use or operate the Company Assets in substantially the same manner that the Company Assets were owned and operated by Nami and his Affiliates immediately prior to the Closing Date as described in the Registration Statement;

(d)           all Losses incurred or suffered by them as a result of, relating to or arising out of all assets and liabilities conveyed out of the Company Group, other than the mere fact of such conveyances, in the separation with Vinland Energy Eastern, LLC or its Affiliates (excluding members of the Company Group) (collectively, “Vinland”); and

(e)           all Losses incurred or suffered by them as a result of, relating to or arising out of the failure of the Company Group to be the owner of valid and indefeasible easement rights, leasehold and/or fee ownership interests in and to the lands on which are located any Company Assets, including, without limitation, oil, gas and mineral leases (including wells), and such failure renders the Company Group liable or unable to use or operate the Company Assets in substantially the same manner that the Company Assets were used and operated by Nami and his Affiliates immediately prior to the Closing Date as described in the Registration Statement;

Section 2.3             Indemnification Procedures. Claims for indemnification under this Agreement shall be asserted and resolved as follows:

(a)           If any of the Indemnified Parties receives notice of the assertion or commencement of any claim, demand, action, suit or proceeding made or brought by any third party (a “Third-Party Claim”) against such Indemnified Party with respect to which Nami is obligated to provide indemnification under this Agreement, the Indemnified Party will give Nami reasonably prompt written notice thereof (“Claim Notice”), but in no event later than 30 days after such Indemnified Party’s receipt of such notice of such Third-Party Claim. The Claim Notice by the Indemnified Party will describe the Third-Party Claim in reasonable detail, will include copies of all available material written evidence thereof and will indicate the estimated amount, if reasonably practicable, of the Losses that have been or may be sustained by the Indemnified Party. Failure to timely provide such Claim Notice shall not affect the right of the Indemnified Party to indemnification hereunder, except to the extent Nami is prejudiced by such delay or omission.

(b)           Nami shall have the right to defend the Indemnified Party against such Third-Party Claim. If Nami notifies the Indemnified Party in writing that Nami elects to assume the defense of the Third-Party Claim (such election to be without prejudice to the right of Nami to dispute whether such claim is an indemnifiable Loss under this Article 2), then Nami shall have the right to defend such Third-Party Claim with counsel selected by Nami (who shall be reasonably satisfactory to the Indemnified Party), by all appropriate proceedings, to a final conclusion or settlement at the discretion of Nami in accordance with this Section 2.3(b); provided, however, that the Indemnified Party may employ separate counsel, and Nami will bear the reasonable expenses of such separate counsel (a “Covered Counsel”), if, in the written opinion of counsel to the Indemnified Party, use of counsel of Nami’s choice would be expected to give rise to a conflict of interest. Subject to the proviso of the preceding sentence, Nami shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided that Nami shall not enter into any settlement agreement without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), provided further, that such consent shall not be required if (i) the settlement agreement contains a complete and unconditional general release by the third party asserting the Third-Party Claim in favor of all Indemnified Parties affected by such claim, (ii) Nami has assumed all liability (without deduction) with regard to such settlement, and (iii) the settlement agreement does not contain any sanction or restriction upon the conduct of any business by the Indemnified Party or its Affiliates. If requested by Nami, the Indemnified Party agrees, at the sole cost and expense of Nami, to cooperate with Nami and his counsel in contesting any Third-Party Claim that Nami elects to contest, including the making of any related counterclaim against the Person asserting the Third-Party Claim or any cross-complaint against any Person. The Indemnified Party may participate in, but not control, any defense or settlement of any Third-Party Claim controlled by Nami pursuant to this Section 2.3(b), and the Indemnified Party shall bear its own costs and expenses with respect to such participation except with respect to any Covered Counsel.

(c)           If Nami does not notify the Indemnified Party that Nami elects to defend the Indemnified Party pursuant to Section 2.3(b), then the Indemnified Party shall have the right to defend, and be reimbursed for its reasonable cost and expense (but only if the Indemnified Party is actually entitled to indemnification hereunder) with respect to the Third-Party Claim with counsel selected by the Indemnified Party (who shall be reasonably satisfactory to Nami), by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnified Party. In such circumstances, the Indemnified Party shall defend any such Third-Party Claim in good faith and have full control of such defense and proceedings; provided, however, that the Indemnified Party may not enter into any compromise or settlement of such Third-Party Claim if indemnification is to be sought hereunder, without Nami’s consent (which consent shall not be unreasonably withheld, conditioned or delayed). Nami may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 2.3(c), and Nami shall bear his own costs and expenses with respect to such participation.

(d)           Subject to the other provisions of this Article 2, a claim for indemnification for any matter not involving a Third-Party Claim (a “Direct Claim”) may be asserted by written notice to Nami. Such notice by the Indemnified Party will describe the Direct Claim in reasonable detail, will include copies of all available material written evidence thereof and will indicate the estimated amount, if reasonably practicable, of Losses that have been or may be sustained by the Indemnified Party. Nami will have a period of 30 days within which to respond in writing to such Direct Claim. If Nami does not so respond within such 30-

day period, Nami will be deemed to have rejected such claim, in which event the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(e)           In the event an Indemnified Party shall recover Losses in respect of a claim of indemnification under this Article 2, no other Indemnified Party shall be entitled to recover the same Losses in respect of a claim for indemnification.

Section 2.4             Limitations on Liability. Notwithstanding anything to the contrary herein:

(a)           in no event shall Nami’s aggregate liability arising out of or relating to (i) the matters specified in Section 2.2(b) exceed $1,500,000.00; (ii) the matters specified in Section 2.2(c) exceed $1,000,000.00; and (iii) the matters specified in Section 2.2(e) exceed (A) $15,000,000.00 for claims made prior to the first anniversary of the Closing Date (B) $12,500,000 for claims made prior to the second anniversary of the Closing Date and (C) $10,000,000 for claims made prior to the third anniversary of the Closing Date.

(b)           no claims may be made against Nami for indemnification pursuant to Section 2.2(b), Section 2.2(c), Section 2.2(d) or Section 2.2(e) unless the aggregate dollar amount of the Losses suffered or incurred by the Indemnified Parties pursuant to such Section 2.2(b), Section 2.2(c), Section 2.2(d) or Section 2.2(e) exceed $250,000, after such time Nami shall be liable for the full amount of such claims.

(c)           no Indemnified Party shall be entitled to indemnification under this Article 2 for any Losses to the extent that such Person has received insurance proceeds or reimbursement payments from any third party in respect of such Loss. Each member of the Company Group agrees to use its commercially reasonable best efforts to realize any applicable insurance proceeds or to recover any amounts under contractual indemnity or reimbursement rights available to such Person.

Section 2.5             Exclusive Remedy.

(a)           Notwithstanding anything to the contrary herein, the indemnity provisions in this Article 2 and the Indemnity Agreement shall constitute the sole and exclusive remedies of all Indemnified Parties under or by reason of any of the matters specified in this Agreement.

(b)           NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, NAMI SHALL NOT BE LIABLE FOR PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES, LOST PROFITS OR LOST BENEFITS, LOSS OF ENTERPRISE VALUE, DIMINUTION IN VALUE OF ANY BUSINESS, DAMAGES TO REPUTATION OR LOSS TO GOODWILL, WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE AND WHETHER OR NOT ARISING FROM ANY OTHER PARTY’S SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT; PROVIDED, HOWEVER, THAT THIS SECTION 2.5 SHALL NOT LIMIT A PARTY’S RIGHT TO RECOVERY UNDER THIS ARTICLE 2 FOR ANY SUCH DAMAGES TO THE EXTENT SUCH PARTY IS REQUIRED TO PAY SUCH DAMAGES TO A THIRD PARTY IN CONNECTION WITH A MATTER FOR WHICH SUCH PARTY IS OTHERWISE ENTITLED TO INDEMNIFICATION UNDER THIS ARTICLE 2 .

ARTICLE 3

Miscellaneous

Section 3.1             Choice of Law; Submission to Jurisdiction. This Agreement shall be subject to and governed by the laws of the State of Texas, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state. Each Party hereby submits to the non-exclusive jurisdiction of the federal courts in the State of Texas and to venue in Houston, Texas.

Section 3.2             Notice. All notices or requests or consents provided for or permitted to be given pursuant to this Agreement must be in writing and must be given by depositing same in the United States mail, addressed to the Person to be notified, postpaid and registered or certified with return receipt requested or by delivering such notice in person or by fax to such Party. Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by fax shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address set forth below such Party’s signature to this Agreement, or at such other address as such Party may provide to the other Parties in the manner provided in this Section 3.2.

Section 3.3             Entire Agreement. This Agreement constitutes the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.

Section 3.4             Effect of Waiver or Consent. No waiver or consent, express or implied, by any Party to or of any breach or default by any Person in the performance by such Person of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such Person of the same or any other obligations of such Person hereunder. Failure on the part of a Party to complain of any act of any Person or to declare any Person in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder until the applicable statute of limitations period has run.

Section 3.5             Amendment or Modification. This Agreement may be amended, restated or modified from time to time only by the written agreement of all the Parties; provided, however, that no member of the Company Group may, without the prior approval of the Conflicts Committee, agree to any amendment or modification of this Agreement that will adversely affect the holders of Common Units. Each such instrument shall be reduced to writing and shall be designated on its face an “Amendment,” “Addendum” or a “Restatement” to this Agreement.

Section 3.6             Assignment. No Party shall have the right to assign its rights or obligations under this Agreement without the prior written consent of all of the other Parties.

Section 3.7             Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatory Parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

Section 3.8             Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall be held invalid or unenforceable to any extent by a court or regulatory body of competent jurisdiction, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

Section 3.9             Withholding or Granting of Consent. Except as expressly provided to the contrary in this Agreement, each Party may, with respect to any consent or approval that it is entitled to grant pursuant to this Agreement, grant or withhold such consent or approval in its sole and uncontrolled discretion, with or without cause, and subject to such conditions as it shall deem appropriate.

Section 3.10           Laws and Regulations. Notwithstanding any provision of this Agreement to the contrary, no Party shall be required to take any act, or fail to take any act, under this Agreement if the effect thereof would be to cause such Party to be in violation of any applicable law, statute, rule or regulation.

Section 3.11           Rights of Nami, Members, Assignees and Third Parties. The provisions of this Agreement are enforceable solely by each of the Parties, their successors and permitted assigns, and no other Person shall have the right, separate and apart from the Parties, their successors and permitted assigns, to enforce any provision of this Agreement or to compel any Party to comply with the terms of this Agreement. The provisions of this Agreement shall not give rise to any right of recourse against any employee, officer, director or agent of any Nami Entity or any member of the Company Group.

[SIGNATURE PAGES FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement on, and effective as of, the Execution Date.

MAJEED S. NAMI

/s/ Majeed S. Nami

Address for Notice:
104 Nami Plaza, Suite 1
London, Kentucky 40741
Attention: Majeed S. Nami

VANGUARD NATURAL RESOURCES, LLC

By:	/s/ Scott W. Smith
Name:	Scott W. Smith
Title:	President and Chief Executive Officer

Address for Notice:
7700 San Felipe, Suite 485
Houston, Texas 77063
Phone: (832) 327-2259
Attention: Scott W. Smith

VANGUARD NATURAL GAS, LLC

By:	Vanguard Natural Resources, LLC
its Manager

By:	/s/ Scott W. Smith
Name:	Scott W. Smith
Title:	President and Chief Executive Officer

Address for Notice:
7700 San Felipe, Suite 485
Houston, Texas 77063
Phone: (832) 327-2259
Attention: Scott W. Smith

TRUST ENERGY COMPANY, LLC

By:	Vanguard Natural Gas, LLC
its Manager

By:	/s/ Scott W. Smith
Name:	Scott W. Smith
Title:	Manager

Address for Notice:
7700 San Felipe, Suite 485
Houston, Texas 77063
Phone: (832) 327-2259
Attention: Scott W. Smith

ARIANA ENERGY LLC

By:	Vanguard Natural Gas, LLC
its Sole Member

By:	/s/ Scott W. Smith
Name:	Scott W. Smith
Title:	Manager

Address for Notice:
7700 San Felipe, Suite 485
Houston, Texas 77063
Phone: (832) 327-2259
Attention: Scott W. Smith